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                                                                  Exhibit 23.3





The Trustees of the
Diamond Technology Partners
Incorporated 401(k) Plan:




We consent to incorporation by reference in the registration statement on Form S-8 of Diamond Technology Partners Incorporated of our report dated July 13, 1998, relating to the statements of net assets available for plan benefits of Diamond Technology Partners Incorporated 401(k) Plan as of December 31, 1996 and 1997, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1997 annual report on Form 11-K of Diamond Technology Partners Incorporated 401(k) Plan.






/s/KPMG Peat Marwick LLP



Chicago, Illinois
November 23, 1998